Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
SEI Institutional Managed Trust:

We consent to the reference to our firm under the heading “Experts” in the Statement of Additional Information in this Registration Statement of the SEI Institutional Managed Trust Enhanced Income and Global Managed Volatility Funds.

/s/ KPMG LLP
Philadelphia, Pennsylvania
July 10, 2006